EXHIBIT 99.1
CONTACT Mark Carter, Vice President and IRO - (704) 557-8386
IMMEDIATE RELEASE June 16, 2014

Snyder’s-Lance, Inc. Completes Acquisition of Baptista's Bakery, Inc.

Charlotte, NC., June 16, 2014– Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE), announced today the completion of its acquisition of Baptista’s Bakery, Inc., first announced on May 7, 2014. Baptista’s, an industry leader in baked snack foods and product innovation, is the manufacturer of the fast growing Snack Factory® Pretzel Crisps® brand and has unique capabilities consistent with the strategic plans of Snyder’s-Lance. The transaction supports efforts to sharpen focus on branded products in growth categories such as “better for you” and other emerging products driven by consumer preferences and insights. William Blair & Company, L.L.C. acted as financial advisor, and Foley & Lardner, LLP acted as legal counsel to Baptista's in the transaction. K&L Gates LLP acted as legal counsel to Snyder's-Lance.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and other brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E